Exhibit 10.8

ORBCOMM Inc.

Summary of Compensation of Non-Employee Directors* and

Non-Executive Chairman of the Board

(as of January 1, 2011)

1.	Annual Retainer Fees

•	Non-Employee Directors*: $35,000 in cash paid quarterly.

•	Non-Executive Chairman of the Board: $40,000 in cash paid quarterly.

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Deferrals: Directors may elect to defer all or part of the cash payment of retainer fees until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury.

2.	Committee Membership Fees (Non-Employee Directors only*)

•	Audit Committee: $3,000 ($10,000 for the Chairman).

•	Compensation Committee: $3,000 ($10,000 for the Chairman).

•	Nominating and Corporate Governance Committee: $3,000 ($10,000 for the Chairman).

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Fees are paid quarterly in cash. Directors may elect to defer all or part of the payment of committee fees until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Audit Committee members may elect to defer all or part of the payment of retainer fees for Audit Committee service by electing to receive restricted shares of common stock valued at the closing price of the Company’s common stock on Nasdaq on the date each committee fee payment would otherwise be made in cash.

•	Attendance Fees: $1,000 for each committee meeting attended

3.	Annual Awards

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Non-Employee Directors*/Non-Executive Chairman of the Board: Time-based restricted stock units (RSUs) granted on February 1 of each year with a value of $30,000 based on the closing price of the Company’s common stock on Nasdaq on the date of grant and vesting on the immediately following January 1. The RSUs will be granted to eligible directors under the Company’s 2006 Long-Term Incentives Plan.

*	Other than Marco Fuchs, who does not receive annual retainer fees, committee membership fees or annual awards of RSUs.

4.	Non-Executive Chairman of the Board Salary

•	Annual base salary of $55,000 (at-will employment)